MEDLEY CREDIT ACCEPTANCE CORP.

                         1,600,000 SHARES OF COMMON STOCK AND
                           REDEEMABLE WARRANTS TO PURCHASE
                           1,600,000 SHARES OF COMMON STOCK

                              SELECTED DEALER AGREEMENT
                              -------------------------

                                                              June ( ), 1997

          Dear Sirs:

               (1) We are named in the Prospectus relating to the above securities (the "Securities") as Underwriter for Medley Credit Acceptance Corp. (the "Company") with respect to the offering for sale of the Common Stock and Warrants described in the headnote to this Agreement (the "Securities") by the Company (of which 200,000 shares of Common Stock are being offered by Medley Group, Inc.) through us as agent for the Company (and Medley Group, Inc.). The Securities and the terms under which they are to be offered for sale by the Company (and Medley Group, Inc.) through us as Underwriter are as more particularly described in the Prospectus.

               (2) The Securities are to be offered to the public by the Underwriter at the prices per share and per warrant set forth on the cover page of the Prospectus in accordance with the terms of offering set forth in the Prospectus.

               (3) As Underwriter we have asked your firm to assist us, on an agency basis, in connection with the sale of the Securities. In that regard, you have represented to us that you are engaged in the securities business and are a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"). You have agreed to participate on such basis with us in connection with the placement of the Securities and we have advised you, and hereby confirm, that you will receive a re-allowance equal to ( ) percent (_____%) of the ten percent (10%) selling commission which we will receive for any Securities placed by your firm. You have agreed to comply with the provisions of Section 24 of Article III of the Rules of Fair Practice of the NASD.

               (4) Should you desire to take responsibility for the placement of any of the Securities, you should advise us promptly by telephone or telegraph to our office at 32 Old Slip, 9th Floor, New York, New York 10005. We reserve the right to reject subscriptions in whole or in part, to make allotments, and to close the subscription books at any time without notice. The Securities allotted to you will be confirmed, subject to the terms and conditions of this Agreement. The Securities allotted to you under the terms of this Agreement shall be offered by you to the public on behalf of the Company in accordance with the terms of offering thereof set forth herein and in the Prospectus, subject to the securities or Blue Sky laws of the various states or other jurisdictions.

                    You agree to advise us from time-to-time, upon request, of the number of Securities subscribed through your firm and the number of Securities remaining unsold at the time of such request, and, if in our opinion any such Securities shall be needed for us or another Selected Dealer, we shall so advise you and shall reallocate the number of Securities which you may sell pursuant to this Agreement.

                    Neither you nor any other person is or has been authorized to give any information or to make any representation in connection with the sale of the Securities other than as contained in the Prospectus.

               (5) Your services will terminate when we shall have determined that the public offering of the Securities has been completed and upon telegraphic notice to you of such termination, but, if not theretofore terminated, they will terminate at the close of business on the thirtieth calendar day after the date hereof; provided, however, that we shall have the right to extend such provisions for a further period or periods, not exceeding forty-five calendar days in the aggregate, upon telegraphic notice to you.

               (6) On becoming a Selected Dealer, and in offering and selling the Securities, you agree to comply with all the applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act"). You confirm that you are familiar with Rule 15c2-8 under the 1934 Act relating to the distribution of prospectuses for securities of an issuer (whether or not the issuer is subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act) and confirm that you have complied and will comply therewith.

                    We hereby confirm that we will make available to you such number of copies of the Prospectus (as amended or supplemented) as you may reasonably request for the purposes contemplated by the 1933 Act or the 1934 Act, or the rules and regulations thereunder.

               (7) Upon request, you will be informed as to the states and other jurisdictions in which we have been advised that the Securities are qualified for sale under the respective securities or Blue Sky laws of such states and other jurisdictions, but we do not assume any obligation or responsibility as to the right of any Selected Dealer to sell the Securities in any state or other jurisdiction or as to the eligibility of the Securities for sale therein.

               (8) Nothing will constitute you, as a Selected Dealer, or any other selected dealer, an association or other separate entity or partner with us or with each other, but you will be responsible for your share of any liability or expense based on any claim to the contrary. We shall not be under any liability for or in respect of value, validity or form of the Securities, or the delivery of the certificates of the Common Stock or Warrants, which are the components of the Securities, or the performance by anyone of any agreement on its part, or the qualification of the Securities for sale under the laws of any jurisdiction, or for or in respect of any other matter relating to this Agreement, except for lack of good faith and for obligations expressly assumed by us in this Agreement, and no obligation on our part shall be implied herefrom. The foregoing provisions shall not be deemed a waiver of any liability imposed under the 1933 Act.

               (9) Notices to us should be addressed to us at our office at 32 Old Slip, 9th Floor, New York, New York 10005. Notices to you shall be deemed to have been duly given if telegraphed or mailed to you at the address to which this letter is addressed.

               (10) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law or conflicts of law principles thereof.

               (11) If you desire to participate in the placement of the Securities in accordance with the terms hereof, please confirm your agreement by signing and returning to us your confirmation on the duplicate copy of this letter enclosed herewith.


                                        Very truly yours,

                                        PCM SECURITIES LIMITED, L.P.



                                        By:_____________________________
                                                 Authorized Officer



          Accepted and Confirmed as of the
          Date Above Written
                          ( )

          By:  _______________________________
               Authorized Officer